EXHIBIT E
                             CSW International, Inc.
                        Intercompany Service Transactions
                     For the Quarter Ended December 31, 1996
                                   (Unaudited)

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              Name                             Type of Service                Amount
------------------------------------   --------------------------------   --------------
CSW Energy, Inc.                       Salaries and overheads                 $455,416
(Wholly owned subsidiary of            in support of CSW International,
Central and South West Corporation)    Inc. projects.

Central and South West Services, Inc.  Salaries, overheads, and travel      $2,698,078
(Wholly owned subsidiary of            in support of CSW International,
Central and South West Corporation)    Inc. projects.

Guarantees issued by or for the account
   of CSW, CSWI, or any project parent.                                      1,102,145

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